Exhibit (a)(3) Amended Schedule A to the Delaware Trust Instrument dated September 26, 2003

Exhibit (a)(3)

SCHEDULE A
(to the Trust Instrument dated September 26, 2003)

SERIES OF THE TRUST
(As amended November 1, 2005)

FBR American Gas Index Fund
FBR Large Cap Financial Fund
FBR Small Cap Financial Fund
FBR Small Cap Fund
FBR Large Cap Technology Fund
FBR Small Cap Technology Fund
FBR Fund for Government Investors
FBR Virginia Tax-Free Fund
FBR Maryland Tax-Free Fund
FBR Pegasus Fund